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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-146383 on Form S-4 of our reports dated April 27, 2007, relating to the consolidated financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries, and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Rite Aid Corporation and subsidiaries for the year ended March 3, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 25, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM